Exhibit 3.1


                               BATTLE FOWLER LLP
                        A LIMITED LIABILITY PARTNERSHIP
                              75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000












                                     [DATE]


[Addressed to Sponsor(s)]



                  Re: [Name of Unit Investment Trust(s) sponsored by Sponsor(s)]
                      ----------------------------------------------------------

Dear Sirs:

                  We have acted as special counsel for [Name of Sponsor(s)], as Depositor(s), Sponsor(s) and Principal Underwriter(s) (collectively, the "Depositors") of [Name of Trust(s)] (the "Trusts") in connection with the issuance by the Trusts, respectively, of [Number of] units of fractional undivided interest (collectively, the "Units") in [each] such Trust. Pursuant to the Trust Agreement(s) referred to below, the Depositor(s) have transferred to the Trust(s) certain long-term bonds and contracts to purchase certain long-term bonds together with irrevocable letters of credit to be held by the Trustee upon the terms and conditions set forth in the Trust Agreement(s). (All bonds to be acquired by the Trust(s) are collectively referred to as the "Bonds").

                  In connection with our representation, we have examined copies of the following documents relating to the creation of the Trusts and the issuance and sale of the Units: (a) the Reference Trust Agreement of even date relating to [each] Trust (the "Trust Agreement(s)") among the Depositor(s), [Name of Trustee], as Trustee, and [Name of Evaluator], as Evaluator; (b) the Notification of Registration on Form N-8A and the Registration Statement on Form N-8B-2, as amended, relating to the Trusts, as filed with the Securities and Exchange Commission (the "Commission") pursuant to the Investment Company Act of 1940 (the "1940 Act"); (c) the Registration Statement on Form S-6 (Registration No. 33- ) filed with the Commission pursuant to the Securities Act of 1933 (the "1933 Act"), and Amendment No. 1

C/M:  11939.0001 481925.1


(IMST Series 33)
thereto (said Registration Statement, as amended by said Amendment No. 1 being herein called the "Registration Statement"); (d) the proposed form of final Prospectus (the "Prospectus") relating to the Units, which is expected to be filed with the Commission this day; (e) certified resolutions of the Executive Committees of [each of] the Depositor(s) authorizing the execution and delivery by the Depositor(s) of the Trust Agreement(s) and the consummation of the transactions contemplated thereby; (f) the Certificate(s) of Incorporation and By-Laws of [each of] the Depositor(s), [each] certified to by an authorized officer of [each of] the Depositor(s) as of a recent date; and (g) a certificate of an authorized officer of [each of] the Depositor(s) with respect to certain factual matters contained therein.

                  We have also examined the Application for an Order of Exemption from certain provisions of Sections 11(a) and 11(c) of the 1940 Act, which has been filed with the Commission by the Depositor(s) and Gruntal & Co., Incorporated; Equity Securities Trust (Series 1, Signature Series, Gabelli Communications Income Trust and Subsequent Series), Mortgage Securities Trust (CMO Series 1 and Subsequent Series), Municipal Securities Trust, Series 1 (and Subsequent Series (including Insured Municipal Securities Trust, Series 1 (and Subsequent Series and 5th Discount Series and Subsequent Series)); New York Municipal Trust, Series 1 and Subsequent Series); and A Corporate Trust, Series 1 (and Subsequent Series) on November 12, 1992 and as amended thereafter and the related Exemptive Order (IC-20729) issued by the Commission on November 22, 1994.

                  We have not reviewed the financial statements, compilation of the Securities held by the Trust(s), or other financial or statistical data contained in the Registration Statement and the Prospectus, as to which you have been furnished with the reports of the accountants appearing in the Registration Statement and the Prospectus.

                  In addition, we have assumed the genuineness of all agreements, instruments and documents submitted to us as originals and the conformity to originals of all copies thereof submitted to us. We have also assumed the genuineness of all signatures and the legal capacity of all persons executing agreements, instruments and documents examined or relied upon by us.

                  Statements in this opinion as to the validity, binding effect and enforceability of agreements, instruments and documents are subject: (i) to limitations as to enforceability imposed by bankruptcy, reorganization, moratorium, insolvency and other laws of general application relating to or affecting the enforceability of creditors' rights, and (ii) to limitations under equitable principles governing the availability of equitable remedies.


C/M:  11939.0001 481925.1


(IMST Series 33)

                  We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not hold ourselves out as experts in or express any opinion as to the laws of other states or jurisdictions except as to matters of Federal and Delaware corporate law.

                  Based exclusively on the foregoing, we are of the opinion that under existing law:

                  (1) The Trust Agreement(s) have been duly authorized and entered into by an authorized officer of the Depositor and are valid and binding obligations of the Depositor(s) in accordance with their terms.

                  (2) The execution and delivery of the Certificate evidencing the Units has been duly authorized by the Depositor and such Certificate, when executed by the Depositor and the Trustee in accordance with the provisions of the Certificate and the Trust Agreements and issued for the consideration contemplated therein, will constitute fractional undivided interests in the Trusts, will be entitled to the benefits of the Trust Agreements, will conform in all material respects to the description thereof for the Units as provided in the Trust Agreements and the Registration Statement, and the Units will be fully paid and non-assessable by the Trust.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus under the headings "Tax Status" and "Legal Opinions". We authorize you to deliver copies of this opinion to the Trustee and the Underwriters named in Schedule A to the Master Agreement Among Underwriters relating to the Trusts and the Trustee may rely on this opinion as fully and to the same extent as if it had been addressed to it.

                  This opinion is intended solely for the benefit of the addressees and the Trustee in connection with the issuance of the Units of the Trust and may not be relied upon in any other manner or by any other person without our express written consent.

                                                              Very truly yours,



                                                              Battle Fowler LLP


C/M:  11939.0001 481925.1


(IMST Series 33)